UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS

THERETO FILED PURSUANT TO 13d-2(b)

Mesa Air Group, Inc.

(Name of Issuer)
Common Stock, no par value

(Title of Class of Securities)
590479135

(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 590479135	SCHEDULE 13G/A	Page 2 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 590479135	SCHEDULE 13G/A	Page 3 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 590479135	SCHEDULE 13G/A	Page 4 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek Overseas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON FI

CUSIP No. 590479135	SCHEDULE 13G/A	Page 5 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek SRI Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON FI

CUSIP No. 590479135	SCHEDULE 13G/A	Page 6 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek Credit Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 590479135	SCHEDULE 13G/A	Page 7 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek Credit Opportunities Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 590479135	SCHEDULE 13G/A	Page 8 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 590479135	SCHEDULE 13G/A	Page 9 of 15 Pages

1		NAME OF REPORTING PERSONS Owl Creek Asset Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON PN & IA

CUSIP No. 590479135	SCHEDULE 13G/A	Page 10 of 15 Pages

1		NAME OF REPORTING PERSONS Jeffrey Altman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 590479135	SCHEDULE 13G/A	Page 11 of 15 Pages

Item 1.	(a) Name of Issuer

Mesa Air Group, Inc.

(b) Address of Issuer’s Principal Executive Offices

410 North 44th Street, Suite 700, Phoenix, Arizona 85008

Item 2.	(a) Name of Person Filing

(i) Owl Creek I, L.P., a Delaware limited partnership ("Owl Creek I"), with respect to the shares of Common Stock directly owned by it;

(ii) Owl Creek II, L.P., a Delaware limited partnership ("Owl Creek II"), with respect to the shares of Common Stock directly owned by it;

(iii) Owl Creek Overseas Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek Overseas"), with respect to the shares of Common Stock directly owned by it;

(iv) Owl Creek SRI Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek SRI"), with respect to the shares of Common Stock directly owned by it;

(v) Owl Creek Credit Opportunities Fund, L.P., a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

(vi) Owl Creek Credit Opportunities Intermediate Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, with respect to the shares of Common Stock directly owned by it;

(vii)  Owl Creek Advisors, LLC, a Delaware limited liability company, the general partner with respect to the shares of Common Stock directly owned by Owl Creek I, Owl Creek II, Owl Creek Credit Opportunities Fund, L.P., and Owl Creek Credit Opportunities Intermediate Fund, L.P.;

(viii) Owl Creek Asset Management, L.P., a Delaware limited partnership, the investment manager with respect to the shares of Common Stock directly owned by Owl Creek I, Owl Creek II, Owl Creek Overseas, Owl Creek SRI, Owl Creek Credit Opportunities Fund, L.P., and Owl Creek Credit Opportunities Intermediate Fund, L.P.; and

(ix) Jeffrey A. Altman, with respect to shares of Common Stock owned by Owl Creek I, Owl Creek II, Owl Creek Overseas, Owl Creek SRI, Owl Creek Credit Opportunities Fund, L.P., and Owl Creek Credit Opportunities Intermediate Fund, L.P.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b) Address of Principal Business Office, or, if none, Residence

The address of the principal business office of each of the Reporting Persons is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

(c) Citizenship

Each of Owl Creek I, Owl Creek II, Owl Creek Credit Opportunities Fund, L.P., and Owl Creek Asset Management, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Owl Creek Overseas and Owl Creek SRI is an exempted company organized under the laws of the Cayman Islands. Owl Creek Credit Opportunities Intermediate Fund, L.P. is an exempted limited partnership organized under the laws of the Cayman Islands. Owl Creek Advisors, LLC is a limited liability company organized under the laws of the State of Delaware. Mr. Altman is a United States citizen.

(d) Title of Class of Securities

Common Stock, no par value (the "Common Stock")

(e) CUSIP No.:

590479135

CUSIP No. 590479135	SCHEDULE 13G/A	Page 12 of 15 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

 Not Applicable

CUSIP No. 590479135	SCHEDULE 13G/A	Page 13 of 15 Pages

Item 4. Ownership

A. Owl Creek I, L.P.

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

B. Owl Creek II, L.P.

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

C. Owl Creek Overseas Master Fund, Ltd.

 (a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

D. Owl Creek SRI Master Fund, Ltd.

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

E. Owl Creek Credit Opportunities Fund, L.P.

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

F. Owl Creek Credit Opportunities Intermediate Fund, L.P.

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

G. Owl Creek Advisors, LLC

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

H. Owl Creek Asset Management, L.P.

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

I. Jeffrey A. Altman

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

CUSIP No. 590479135	SCHEDULE 13G/A	Page 14 of 15 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 590479135	SCHEDULE 13G/A	Page 15 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

/s/ Jeffrey A. Altman

Jeffrey A. Altman, individually, and as managing member of Owl Creek Advisors, LLC, for itself and as general partner of Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Credit Opportunities Fund, L.P., and Owl Creek Credit Opportunities Intermediate Fund, L.P. and as managing member of the general partner of Owl Creek Asset Management, L.P., for itself and as investment manager to Owl Creek I, L.P., Owl Creek II L.P, Owl Creek Overseas Master Fund, Ltd., Owl Creek SRI Master Fund, Ltd., Owl Creek Credit Opportunities Fund, L.P., and Owl Creek Credit Opportunities Intermediate Fund, L.P.